FOR IMMEDIATE RELEASE:

Editorial contacts: Gar Jackson Oakley, Inc. Corporate Communications 949/672-6985 gjackson@oakley.com	Ron Parham PondelWilkinson Parham Investor Relations 503/924-1186 rparham@pondel.com

OAKLEY POSTS RECORD FIRST QUARTER REVENUES
AND NET INCOME GROWTH OF 31.6 PERCENT

Conference Call - 4:30 p.m. EDT, Wednesday, April 21, 2004 - A simultaneous web cast for interested investors can be heard at Oakley's corporate web site: http://investor.oakley.com and will remain available through April 21, 2005. A telephonic replay of the call will be available from 6:00 p.m. EDT, Wednesday, April 21, through midnight April 28, 2004, and can be accessed from the United States and Canada at 800/642-1687, and from international locations at 706/645-9291; pass code: 6745596.

Selected Highlights

  First quarter net sales increase 14.3 percent to a first quarter record $127.1 million
  Gross sales of the newer categories increase 33.6 percent to a first quarter record $52.2 million
  Net sales through Oakley-owned retail stores grow 55.2 percent to $13.8 million
  Earnings per share increase to $0.06 from $0.05 in 2003, marking a third consecutive quarter of per-share earnings growth
  Full year revenue and earnings guidance adjusted upward

FOOTHILL RANCH, Calif., April 21, 2004 - Oakley, Inc. (NYSE:OO) today announced results of its first quarter ended March 31, 2004.

First quarter net sales increased 14.3 percent, to $127.1 million, a first quarter record, compared with $111.2 million in the first quarter of 2003. Net income for the first quarter totaled $4.2 million, or $0.06 per diluted share, compared with net income of $3.2 million, or $0.05 per diluted share, earned in the first quarter of 2003.

Oakley Chief Operating Officer Link Newcomb commented, "During the first quarter of 2004, our new sunglass offerings were welcomed enthusiastically by retailers and we saw early signs of positive consumer sell-through, especially on the new Dartboard and Why 8 styles. In addition, first quarter gross sales of our newer categories improved by 33.6 percent to a record $52.2 million, led by strong spring launches of the company's apparel and prescription eyewear products. Combined sales from the newer categories accounted for 39.3 percent of first quarter sales, providing further evidence that our diversification strategy is working and reinforcing our belief that these categories continue to offer substantial growth opportunities. Net sales from Oakley retail stores also showed continued momentum, growing 55.2 percent and representing 10.8 percent of total sales for the quarter."

"During the first quarter, worldwide gross sunglass sales of $64.0 million were essentially equal to last year's first quarter," continued Newcomb. "Gross sales of sunglasses to Oakley's diverse base of retailers other than Sunglass Hut, combined with sales through our own retail operations and other channels, increased 9.6 percent, which we believe reflects increased consumer demand for Oakley's new and existing sunglass products. Offsetting that increase, U.S. net sales to Sunglass Hut declined significantly during the quarter, reflecting their efforts to attain a more efficient Oakley inventory level at their distribution center. This was consistent with guidance we gave during last quarter's earnings conference call."

"We now expect full year 2004 net sales growth of approximately 12 percent and earnings growth of approximately 16 percent, to $0.65 per diluted share. This increased guidance is based on several assumptions, including a continuation of the improved retail trends we experienced during the first quarter leading to stronger anticipated sunglass sales growth for the full year, newer category gross sales growth at the higher end of the 15-20 percent range previously announced and higher projected orders from Sunglass Hut over the remainder of the year.

First Quarter Financial Analysis

Total first quarter U.S. net sales increased 9.0 percent to $60.6 million from $55.6 million during the same period last year. U.S. net sales, excluding the company's retail store operations, totaled $46.8 million, equal to the comparable quarter of 2003. Excluding the company's retail store operations and sales to Sunglass Hut, U.S. net sales increased 6.3 percent. An improved retail environment boosted sales across virtually all of the company's product categories. U.S. net sales to Sunglass Hut declined 32.2 percent as a result of the inventory management efforts mentioned above. First quarter net sales at Oakley's retail locations increased 55.2 percent to $13.8 million, including a double-digit increase in comparable store sales. At the end of the first quarter, the company operated 28 O Store™ locations, including 1 new store opened during the quarter, and 78 Iacon stores, including 2 new stores opened during the quarter. At the end of last year's first quarter, the company operated 15 O Stores™ and 66 Iacon locations.

First quarter international net sales increased $11.0 million, or 19.8 percent, to $66.5 million, compared with $55.5 million in last year's comparable period. The weaker U.S. dollar accounted for 13.4 percentage points of this growth. The company's operations in Latin America, Europe, Canada, Asia and Japan each reported double-digit sales growth driven by currency benefits and strong newer category momentum. Sales in the South Pacific region declined 7.0 percent due, in part, to reduced orders resulting from Luxottica retail group's integration of Australian-based retailer OPSM, following the acquisition completed in September 2003.

Worldwide sunglass gross sales increased slightly in the first quarter, to $64.0 million from $63.9 million in last year's first quarter. Sunglass unit shipments declined 3.6 percent worldwide, offset by a 3.9 percent increase in average selling prices driven by the effect of a weak U.S. dollar on international sales, the strength of Oakley's retail store operations and a higher sales contribution from polarized styles that carry higher price points.

Combined first quarter gross sales of the company's newer categories, consisting of apparel, prescription eyewear, footwear and watch categories, grew 33.6 percent to a record $52.2 million, and accounted for 39.3 percent of total first quarter gross sales driven by continued momentum from the apparel and prescription eyewear product lines.

First quarter gross margins increased to 54.1 percent compared with 53.4 percent in last year's comparable period, due to improved gross margins from the company's newer categories and the positive effect of a weaker U.S. dollar on the company's international operations. These positive factors were partially offset by a lower mix of sunglass sales and lower average sunglass margins compared with last year's first quarter as a result of production inefficiencies and other start-up costs associated with new sunglass styles.

First quarter operating expenses totaled $62.1 million, up 14.7 percent from last year's first quarter, and represented 48.8 percent of net sales, compared with 48.7 percent of net sales in the comparable prior quarter. The increase was primarily due to higher foreign operating expenses resulting from a weaker U.S. dollar and higher selling expenses related to the company's expanded retail operations. The tax rate for the quarter was 34.0 percent, compared to 35.0 percent in last year's first quarter.

The company's order backlog as of March 31, 2004 was a record $76.0 million, up 6.9 percent compared with $71.1 million at the same time last year. This increase occurred despite a large decline in seasonal orders from Sunglass Hut which were received in March last year but not until April this year. Excluding orders from Sunglass Hut, the company's order backlog was up 14.9 percent at March 31, 2004. Prebook orders from retailers for the company's fall footwear and apparel lines totaled $35.4 million at March 31, 2004, up 13.8 percent compared with $31.1 million at the same time last year.

The company's consolidated inventory totaled $104.3 million at March 31, 2004, compared with $98.7 million at December 31, 2003 and $91.8 million at March 31, 2003, reflecting increased inventory in newer categories to support their growth and expanded company-owned retail store operations. Accounts receivable totaled $88.0 million at March 31, 2004, compared with $78.0 million at December 31, 2003 and $78.5 million at March 31, 2003. Accounts receivable days sales outstanding (DSO) improved to 63 at March 31, 2004 compared with 64 at March 31, 2003. Both inventory and receivables grew at slower rates than net sales.

New Management Addition

The company is pleased to announce the planned addition of Cosmas Lykos as Vice President of Business Development to Oakley's management team, to be effective mid-May. Mr. Lykos will be instrumental in identifying and executing strategic business opportunities and will also oversee all NYSE and SEC compliance matters. Since December 2000, Mr. Lykos has served as Vice President of Business Affairs, General Counsel and Secretary at RemedyTemp, Inc. (NASDAQ:REMX) which he joined in 1998. Prior to his position at RemedyTemp, he was an attorney for four years at the international law firm of Gibson, Dunn & Crutcher in Irvine, California. Mr. Lykos earned his law degree from the Duke University School of Law in 1993 and his bachelors degree from Dickinson College.

Stock Repurchase Program

On September 10, 2002, the company's board of directors authorized a $20 million stock repurchase program to occur from time to time as market conditions warrant. Since the time of this authorization, the company has repurchased 829,600 shares for $8.6 million at an average share price of approximately $10.37. No repurchases were made during the first quarter. The company intends to remain active with the share repurchase program should the right market conditions exist.

Non-GAAP Financial Measures

This release makes reference to gross sales and components thereof, each of which may be a non-GAAP financial measure. The company believes that use of these financial measures allows management and investors to evaluate and compare the Company's operating results in a more meaningful and consistent manner. A reconciliation of these measures is included in the accompanying financial schedules.

About Oakley, Inc.

Oakley: a world brand, driven to ignite the imagination through the fusion of art and science. Building on its legacy of innovative, market-leading, premium sunglasses, the company also offers an expanding line of premium performance footwear, apparel, accessories, watches and prescription eyewear to consumers in more than 100 countries. Trailing-12-month revenues through March 31, 2004 totaled $537.5 million and generated net income of $39.2 million. Oakley, Inc. press releases, SEC filings and the company's Annual Report are available at no charge through the company's Web site at www.oakley.com.

Safe Harbor Disclaimer
This press release contains certain statements of a forward-looking nature. Such statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including: risks related to the company's ability to manage rapid growth; the ability to identify qualified manufacturing partners; the ability to coordinate product development and production processes with those partners; the ability of those manufacturing partners and the company's internal production operations to increase production volumes on raw materials and finished goods in a timely fashion in response to increasing demand and enable the company to achieve timely delivery of finished goods to its retail customers; the ability to provide adequate fixturing to existing and future retail customers to meet anticipated needs and schedules; the dependence on eyewear sales to Sunglass Hut which is owned by a major competitor and, accordingly, could materially alter or terminate its relationship with the company; the company's ability to expand distribution channels and its own retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by retailers; continued weakness of economic conditions could continue to reduce or further reduce demand for products sold by the company and could adversely affect profitability, especially of the company's retail operations; further terrorist acts, or the threat thereof, could continue to adversely affect consumer confidence and spending, could interrupt production and distribution of product and raw materials and could, as a result, adversely affect the company's operations and financial performance; the ability of the company to integrate acquisitions without adversely affecting operations; the ability to continue to develop and produce innovative new products and introduce them in a timely manner; the acceptance in the marketplace of the company's new products and changes in consumer preferences; reductions in sales of products, either as the result of economic or other conditions or reduced consumer acceptance of a product, could result in a buildup of inventory; the ability to source raw materials and finished products at favorable prices to the company; the potential effect of periodic power crises on the company's operations including temporary blackouts at the company's facilities; foreign currency exchange rate fluctuations; earthquakes or other natural disasters concentrated in Southern California where substantially all of the companies operations are based; the company's ability to identify and execute successfully cost control initiatives; and other risks outlined in the company's SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2003 and other filings made periodically by the company. The company undertakes no obligation to update this forward-looking information.

OAKLEY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data, unaudited)

	Three Months Ended
	March 31,

	2004	2003

Net sales	$ 127,136	$ 111,190
Cost of goods sold	58,323	51,775
Gross profit	68,813	59,415

Operating expenses:
Research and development	3,706	3,722
Selling	37,112	31,691
Shipping and warehousing	5,455	4,430
General and administrative	15,788	14,267
Total operating expenses	62,061	54,110

Operating income	6,752	5,305
Interest expense, net	353	370
Income before provision for income taxes	6,399	4,935
Provision for income taxes	2,176	1,727
Net income	$ 4,223	$ 3,208
	========	========
Basic net income per share	$ 0.06	$ 0.05
Basic weighted average shares	68,093	68,132

Diluted net income per share	$ 0.06	$ 0.05
Diluted weighted average shares	69,008	68,186

	Three Months Ended
	March 31,

Reconciliation of Non-GAAP financial measures	2004	2003

to equivalent GAAP measures:	(dollars in thousands, unaudited)

Gross sales	$ 132,799	$ 117,878
Discounts and returns	5,663	6,688
Net sales	$ 127,136	$ 111,190
	==========	==========

Three Months Ended
March 31,

	2004	2003

Other Operating Data:	(dollars in thousands, unaudited)

Sunglasses:
Units	862,771	895,002
Gross sales	$ 63,963	$ 63,881

Net sales:
Domestic	$ 60,593	$ 55,645
International	$ 66,543	$ 55,545

Backlog	$ 76,034	$ 71,069

	March 31,	December 31,	March 31,
	2004	2003	2003

Selected Balance Sheet Data:	(unaudited)		(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$ 33,404	$ 49,211	$ 12,447
Accounts receivable less allowance for doubtful accounts	88,002	77,989	78,528
Inventories	104,325	98,691	91,766
Accounts payable, accrued liabilities and income tax payable	68,594	76,696	59,464
Total debt	28,041	28,701	30,833